Exhibit 7C
Addendum to Question 7.C on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds.

                                                        Is this the Series
Series  Series                                          last filing for
Number  Name                                            this series? (Y/N)
100     Nationwide Bailard Emerging Markets Equity Fund N
101     Nationwide Diverse Managers Fund                N
102     Nationwide Herndon Mid Cap Value Fund           N
103     Nationwide Target Destinations 2060 Fund        N